Exhibit 2.2
CLOSING AGREEMENT
This Closing Agreement (this “Closing Agreement”) is made as of January 31, 2025 (the “Execution Date”), between Ridgemar Energy Operating, LLC, a Delaware limited liability company (“Seller”), Ridgemar (Eagle Ford) LLC, a Delaware limited liability company (“Company”), Crescent Energy Finance LLC, a Delaware limited liability company (“Buyer”), and Crescent Energy Company, a Delaware corporation (“Parent”). Seller, Company, Buyer and Parent are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Closing Agreement shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).
WHEREAS, the Parties are parties to that certain Membership Interest Purchase Agreement dated as of December 3, 2024 (as amended by this Closing Agreement, the “Purchase Agreement”); and
WHEREAS, the Parties desire to amend the Purchase Agreement and to memorialize mutual agreements relating to certain matters contemplated by the Purchase Agreement, as more specifically set forth in this Closing Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Affiliate Interests. Notwithstanding anything to the contrary set forth in the Purchase Agreement, the Parties hereby acknowledge and agree that (a) Schedule 9.15 to the Purchase Agreement is hereby amended and restated in its entirety to say “None”, (b) there are no Affiliate Interests that shall be transferred, conveyed and assigned by Seller to the Company at the Closing, and (c) for the avoidance of doubt, no Affiliate Contract Assignment shall be executed and delivered by Seller or its Affiliates at the Closing pursuant to Section 2.9(a)(xii) of the Purchase Agreement.
2.Business Employee Field Bonuses. Notwithstanding anything to the contrary set forth in the Purchase Agreement, with respect to the amounts set forth on Schedule J to the Purchase Agreement for each Business Employee set forth therein that becomes a Transferred Employee, the Parties hereby acknowledge and agree as follows:
(a)Seller shall pay (or cause to be paid) to each Business Employee set forth of Schedule J to the Purchase Agreement that becomes a Transferred Employee, the amount set forth on Schedule J for such Business Employee under the heading “March 2025 Bonus”.

(b)Section 2.3(b)(i)(J) to the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
“(x) an aggregate amount equal to fifty percent (50%) of the amounts set forth on Schedule J for each Business Employee set forth therein that does not become a Transferred Employee and (y) an aggregate amount equal to fifty percent (50%) of the amounts set forth on Schedule J for each Business Employee set forth therein that becomes a Transferred Employee;”.
(c)Section 2.3(b)(ii)(J) to the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
“[Reserved]; and”.
3.Replacement Credit Support. Notwithstanding anything to the contrary set forth in the Purchase Agreement, the Parties acknowledge and agree that, with respect to Buyer’s obligations under Section 9.13 of the Purchase Agreement, Buyer shall not be required to replace the Credit Support referenced under the heading “Guaranty Agreement” set forth on Schedule 7.29 of the Purchase Agreement.
4.Compliance with Purchase Agreement. The Parties acknowledge that this Closing Agreement complies with the requirements to amend or modify the Purchase Agreement, as stated in Section 14.3 of the Purchase Agreement. The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this Closing Agreement shall remain in full force and effect. All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Closing Agreement.
5.Incorporation. The terms and provisions of Section 14.1 (Notices), Section 14.2 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial); Section 14.3 (Entire Agreement; Amendments and Waivers); Section 14.5 (Binding Effect; Assignment and Third Party Beneficiaries); Section 14.6 (Severability); Section 14.7 (Interpretation); Section 14.8 (Headings); Section 14.9 (Counterparts); and Section 14.10 (No Recourse) of the Purchase Agreement are incorporated into this Closing Agreement by reference and shall apply to the terms and provisions of this Agreement and the Parties, mutatis mutandis.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Closing Agreement as of the Execution Date.

SELLER:

RIDGEMAR ENERGY OPERATING, LLC

By:	/s/ Preston Powell
Name:	Preston Powell
Title:	Chief Executive Officer

COMPANY:

RIDGEMAR (EAGLE FORD) LLC

By:	/s/ Preston Powell
Name:	Preston Powell
Title:	Chief Executive Officer
Signature Page to Closing Agreement

BUYER:

CRESCENT ENERGY FINANCE LLC

By:	/s/ J. Clay Rynd
Name:	Clay Rynd
Title:	Vice President

PARENT:

CRESCENT ENERGY COMPANY

By:	/s/ J. Clay Rynd
Name:	Clay Rynd
Title:	Executive Vice President, Investments
Signature Page to Closing Agreement